Filed pursuant to Rule 433
Registration Statement Nos. 333-162219 and 333-162219-01
August 11, 2011

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Digital Buffer linked to iShares MSCI Emerging Markets Index

78009KFL1

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Product Detail Underlying Detail Interactive Chart PDF Print

Ref.: USD 40.00 Bid: USD 95.65 Ask: USD 96.65 % change: -0.21 %**

Last update: 08/10/11 View performance over: Push Bid


110
105
100
95
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85
10.08.10
10.11.09
11.02.08
11.05.10
11.08.10

Top 5 Buffered

Annual Reset Coupon Securities linked to the S&P 500	+0.95 %**
Annual Reset Coupon Securities linked to the S&P 500 Index	+0.81 %**
Digital Buffer linked to the S&P 500	+0.25 %**
Digital Buffer linked to the S&P 500	+0.22 %**
Digital Buffer linked to the S&P 500	+0.20 %**

Product Facts

Product type	Buffered
Underlying	iShares MSCI Emerging Markets Index Fund
Currency	USD
Issue Size (USD 000's)	$ 499
Maturity	04/30/13
Buffer	10.00 %
Strike	41.51
Settlement Date	04/30/09

Performance & Statistics

Daily high	96.42
Daily low	94.70
Yearly high (07/07/11)	107.63
Yearly low (08/08/11)	95.06
All Time High (07/07/11)	107.63
All Time Low (07/16/10)	86.27

Codes

CUSIP	78009KFL1

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Information on the website regarding the performance of a security or the underlying or any other financial instrument always relates to the past. **Past performance is not indicative of future results.**

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The Royal Bank of Scotland N.V. ("RBS N.V.") and The Royal Bank of Scotland plc ("RBS plc") have each filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (the "SEC") for the offering of securities that are issued by RBS N.V. and guaranteed by RBS Holdings N.V. or that are issued by RBS plc and guaranteed by The Royal Bank of Scotland Group plc. Before you invest in any securities referenced on this website, you should read the prospectus in the relevant registration statement and other documents that have been filed with the SEC for more complete information about relevant issuer and guarantor, and their respective offerings. You may get these documents for free by visiting
EDGAR on the SEC's website at www.sec.gov. Alternatively, RBS N.V., RBS plc, or their affiliates will arrange to send you the prospectus if you request it by calling toll free 1-(888) 644-2048.

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